Press Release
FOR IMMEDIATE RELEASE

Contact: Sandra Novick Corporate Secretary (631) 537-1001, ext. 7263

BRIDGE BANCORP, INC. ANNOUNCES THIRD QUARTER 2005 DIVIDEND

(Bridgehampton, NY - September 27, 2005) Bridge Bancorp, Inc. (the “Company”) (NASDAQ®/OTCBB:BDGE), the holding company for The Bridgehampton National Bank, announced the declaration of a quarterly dividend of $0.23 per share. The dividend is the same as that paid for the prior quarter. On a year-to-date basis, dividends have increased 27.8% over last year. The dividend will be payable on October 21, 2005 to shareholders of record as of September 30, 2005. The Company continues its trend of uninterrupted dividends.  Bridge Bancorp, Inc. also continues to return value to shareholders through its ongoing Board approved Stock Repurchase program.

Federally chartered in 1910, the Bank was founded by local farmers and merchants. For nearly a century, The Bridgehampton National Bank has maintained its focus on building business and consumer banking relationships on eastern Long Island. The Bank offers a broad range of deposit and loan products and services through its full service branch network and through alternative delivery channels.

Bridgehampton National Bank operates retail branches in Bridgehampton, East Hampton, Greenport, Hampton Bays, Mattituck, Montauk, Peconic Landing in Greenport, Sag Harbor, Southampton, Southampton Village and Southold. The Bank’s twelfth branch office, located in Westhampton Beach, incorporates a café and will open later this year. In addition, the Bank operates Bridge Abstract LLC, a title insurance subsidiary.

The Bank continues a rich tradition of involvement in the local community, supporting programs and initiatives that promote local businesses, the environment, education, healthcare, social services and the arts.

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